EXHIBIT 99.1

FOR IMMEDIATE RELEASE

ATLANTIC EXPRESS TRANSPORTATION CORP.

ANNOUNCES NOTES EXCHANGE OFFER

Staten Island, New York, August 31, 2005 — Atlantic Express Transportation Corp. (the “Company”) today announced the successful completion of its previously announced offer to exchange (the “Exchange Offer”) up to (i) $105.0 million in aggregate principal amount of its 12% Series B Senior Secured Notes due 2008, which have been registered under the Securities Act of 1933, as amended, for its outstanding unregistered 12% Series A Senior Secured Notes due 2008 and (ii) $10.0 million in aggregate principal amount of its Series B Senior Secured Floating Rate Notes due 2008, which have been registered under the Securities Act of 1933, as amended, for its outstanding unregistered Series A Senior Secured Floating Rate Notes due 2008.  The Exchange Offer expired in its terms today, August 31, 2005, at 5:00 p.m. New York City time.

According to The Bank of New York, the exchange agent for the Exchange Offer, all of the outstanding principal amount of the notes were tendered in the Exchange Offer.  The terms of the new notes are substantially identical to those of the old notes, except that the new notes do not bear any restrictions on transfer.

This announcement does not constitute an offer to sell or the solicitation of an offer to buy any securities.  The exchange offer is being made only by means of a prospectus, dated August 3, 2005, as supplemented by the prospectus supplement, dated August 4, 2005.

The Company is the fourth largest provider of school bus transportation in the United States and the leading provider in New York City, the largest market in which it operates.  The Company has contracts to provide school bus transportation in 113 school districts in New York, Missouri, Massachusetts, California, Pennsylvania, New Jersey and Illinois.  The Company generally provides services for the transportation of open enrollment students through the use of standard school buses, and the transportation of physically or mentally challenged students through the use of an assortment of vehicles, including standard school buses, passenger vans and lift-gate vehicles, which are capable of accommodating wheelchair-bound students.  The Company has a fleet of approximately 5,800 vehicles to service its school bus operations, consisting of school buses, minivans and cars, lift and ramp-equipped vehicles, coaches and service and support vehicles.

For additional information please contact:

Domenic Gatto, President and Chief Executive Officer

718-442-7000 ext. 8060

Website:     www.atlanticexpress.com

E-mail address:  corporatehq@atlanticexpress.com

Information contained in this news release other than statements of historical fact are forward-looking statements subject to various risks and uncertainties.  Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, no assurance can be given that such expectations will prove correct.  Factors that could cause the Company’s results to differ materially from the results in such forward-looking statements include failure to obtain the requisite consent of the holders of the Notes as currently contemplated.

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